Exhibit 97

BIOHAVEN LTD.

INCENTIVE COMPENSATION RECOVERY POLICY

I.Purpose

The Board of Directors (the “Board”) of Biohaven Ltd. (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability. The Board therefore adopts this Incentive Compensation Recovery Policy (this “Policy”) which requires the recoupment of certain executive compensation in accordance with the terms herein. This Policy is designed to comply with, and shall be interpreted in light of, the requirements of Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 adopted thereunder and the applicable listing rules of the New York Stock Exchange (“NYSE”).

II.Administration

This Policy shall be administered by the Compensation Committee of the Board or, in the discretion of the Board, any other committee or body of the Board consisting only of independent directors (the “Committee”). All determinations and interpretations made by the Committee shall be final, binding and conclusive.

III.Covered Persons

This Policy is applicable to any person who Receives Excess Compensation (each, a “Covered Person”). For the avoidance of doubt, a Cover Person includes any person who Received Excess Compensation during the Applicable Period but is no longer an employee of the Company at the time the determination to recoup compensation is made.

IV.Defined Terms

The following terms shall have the meanings set forth below for purposes of this Policy: “Accounting Restatement” means an accounting restatement of any of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (often referred to as a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (often referred to as a “little r” restatement). An Accounting Restatement does not include situations in which financial statement changes did not result

Exhibit 97
from material non-compliance with financial reporting requirements, such as, but not limited to, retrospective: (i) application of a change in accounting principles; (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; or (v) revision for stock splits, stock dividends, reverse stock splits or other changes in capital structure. An Accounting Restatement also does not include out-of-period adjustments that are immaterial to both the current and prior periods. The determination of whether the restatement is due to material non-compliance with any financial reporting requirement shall be based on facts and circumstances and existing judicial and administrative interpretations.

“Applicable Period” means the three completed fiscal years preceding the earlier of: (i) the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement. To the extent required under Section 303A.14 of the NYSE Listed Company Manual or other Exchange listing rules, the Applicable Period also includes any transition period that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years.

“Excess Compensation” means all Incentive-based Compensation (calculated on a pre- tax basis) Received by a person: (i) after beginning service as an Executive Officer; (ii) who served as an Executive Officer at any time during the performance period for that Incentive- based Compensation; (iii) while the Company had a class of securities listed on an Exchange; and (iv) during the Applicable Period, that exceeded the amount of Incentive-based Compensation that otherwise would have been Received had the amount been determined based on the Financial Performing Measures as reflected in the Accounting Restatement. With respect to Incentive-based Compensation based on stock price or total shareholder return (“TSR”), when the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount will be based on the Committee's reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-based Compensation Received by the Covered Person originally was based.

“Exchange” means any national securities exchange or national securities association on which the Company has a class of securities listed.

“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including any executive officer of the Company’s subsidiaries or affiliates) who performs similar policy-making functions for the Company.

2

Exhibit 97

“Impracticable” means, after exercising a normal due process review of all the relevant facts and circumstances and taking all steps required by Exchange Act Rule 10D-1 and any applicable Exchange listing standard, the Committee determines that recovery of the Excess Compensation is impracticable because: (i) it has determined that the direct expense that the Company would pay to a third party to assist in enforcing this Policy and recovering the Excess Compensation otherwise recoverable would exceed the amount to be recovered; (ii) it has concluded that the recovery of the Excess Compensation would violate home country law adopted prior to November 28, 2022; or (iii) it has determined that the recovery of the Excess Compensation would cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to the Company’s employees, to fail to meet the requirements of 26
U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

“Incentive-based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure; however it does not include: (i) base salaries; (ii) discretionary cash bonuses; (iii) awards (either cash or equity) that are based upon subjective, strategic or operational standards; and
(iv) equity awards that vest solely based on the passage of time.

“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures (including “non-GAAP” financial measures, such as those appearing in earnings releases); provided, however, that any such measure need not be presented within the Company’s financial statements or included in a filing made with the Securities and Exchange Commission. Examples of Financial Reporting Measures include measures based on: revenues, net income, operating income, financial ratios, EBITDA, liquidity measures (such as free cash flow), return measures (such as return on assets or return on invested capital), profitability of one or more segments, and cost per employee. Stock price and TSR also are Financial Reporting Measures.

“Received”: Incentive-based Compensation is deemed “Received” in any Company fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the payment or grant of the Incentive-based Compensation occurs after the end of that period.

V.Recoupment

In the event that the Company is required to prepare an Accounting Restatement, then the Committee shall, unless the Committee determines it to be Impracticable, take reasonably prompt action to recover all Excess Compensation from any Covered Person, such recovery to be on a “no fault” basis and without regard to whether any misconduct occurred or to a Covered Person’s responsibility for the noncompliance that lead to the Accounting Restatement. The Company’s obligation to recover Recoverable Compensation is not dependent on if or when the restated financial statements are filed.

3

Exhibit 97
VI.Method of Recovery

The Committee will determine, in its sole discretion, the form and method for recovering Excess Compensation hereunder which may include, without limitation: (a) requiring reimbursement in cash of Excess Compensation previously paid; (b) seeking recovery of any gain realized on the vesting, exercise, settlement, transfer or other disposition of any equity- based awards; (c) offsetting the recovered amount from any compensation otherwise owed by the Company to the Covered Person; (d) cancelling outstanding vested or unvested equity awards; (e) reducing future compensation or (f) taking any other remedial and recovery action or combination of actions permitted by law, as determined by the Committee.

VII.No Indemnification

Notwithstanding the terms of any of the Company’s organizational documents, any corporate policy or any contract, no Covered Person shall be indemnified against the loss of any Excess Compensation.

VIII.Other Recoupment Rights; Prior Policy

Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery or recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, severance or change in control agreement, equity award agreement or similar agreement and any other legal remedies available to the Company.

This Policy supersedes and replaces the Company’s Clawback Policy approved by the Board on September 29, 2022 (the “Prior Policy”), except that the Prior Policy and not this Policy shall continue to apply to Incentive-based Compensation Received prior to October 2, 2023.

IX.Successors

This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators or other legal representatives.

Adopted by the Board of Directors on August 8, 2023.

4